Exhibit 5.7

ATTORNEYS AT LAW 777 East Wisconsin Avenue Milwaukee, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com

May 2, 2016

Berry Plastics Corporation
101 Oakley Street
Evansville, IN 47710

Ladies and Gentlemen:

We have acted as local Wisconsin counsel for Prime Label & Screen Incorporated, a Wisconsin corporation (the “Wisconsin Guarantor”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), to be filed by Berry Plastics Group, Inc., a Delaware corporation (the “Parent”), Berry Plastics Corporation, a Delaware corporation (“BPC”) and the subsidiary guarantors listed on Schedule I thereto, including the Wisconsin Guarantor (the “Subsidiary Guarantors”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer by BPC (the “Exchange Offer”) to exchange up to $400,000,000 in aggregate principal amount of BPC’s registered 6.00% Second Priority Senior Secured Notes due 2022 (the “Exchange Notes”) for an equal aggregate principal amount of its existing 6.00% Second Priority Senior Secured Notes due 2022 issued and outstanding in the aggregate principal amount of $400,000,000 (the “Initial Notes”), under the indenture dated as of October 1, 2015 (the “Original Indenture”), originally between Berry Plastics Escrow Corporation (“BP Escrow”) and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by that certain (a) Second Priority Notes First Supplemental Indenture, dated as of October 1, 2015 (the “First Supplemental Indenture”), by and among BP Escrow, BPC, the Parent, the Subsidiary Guarantors party thereto and the Trustee, pursuant to which, among other things, BPC was substituted for BP Escrow as issuer of the Initial Notes, and the Parent and such Subsidiary Guarantors guaranteed the Initial Notes, and that certain (b) Second Priority Notes Supplemental Indenture, dated as of February 11, 2016 (the Original Indenture, as so supplemented, being herein referred to as the “Indenture”). The Exchange Notes will be fully and unconditionally guaranteed (the “Note Guarantee” and, together with the Exchange Notes, the “Securities”) by the Wisconsin Guarantor, among others, and will be issued under the Indenture, which establishes and sets forth certain terms and conditions of the Securities that are registered under the Securities Act.

As counsel to the Wisconsin Guarantor in connection with our opinion, we have examined: (i) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (ii) the Indenture, including the First Supplemental Indenture; (iii) the Initial Notes, (iv) the forms of the Exchange Notes; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In our examination of the above referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as

Boston Brussels CHICAGO Detroit	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN FRANCISCO SHANGHAI SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

May 2, 2016

originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that (i) the Trustee, and each other party to the Indenture, other than the Wisconsin Guarantor, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to engage in the activities contemplated by the Indenture; (ii) the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, and each other party to the Indenture, other than the Wisconsin Guarantor, enforceable against the Trustee and each other such party in accordance with its terms; (iii) the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act; and (iv) the Exchange Notes are duly executed and delivered by BPC in the form contemplated by the Indenture and are authenticated in accordance with the Indenture.

Based upon and subject to the foregoing and the other matters set forth herein, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

1.          Based solely on a certificate of the Wisconsin Department of Financial Institutions, the Wisconsin Guarantor is a domestic corporation organized under the laws of the State of Wisconsin, has filed its most recent required annual report and has not filed articles of dissolution with the Wisconsin Department of Financial Institutions.

2.          The Wisconsin Guarantor has the necessary corporate power and authority to guarantee the Exchange Notes pursuant to the Indenture and the Note Guarantee.

3.          The execution and delivery by the Wisconsin Guarantor of the First Supplemental Indenture have been duly authorized by all necessary corporate action on the part of the Wisconsin Guarantor.

4.          The First Supplemental Indenture has been duly executed and delivered by the Wisconsin Guarantor.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the States of Wisconsin and the federal laws of the United States of America. This opinion is limited to the effect of the current laws of the State of Wisconsin and the federal laws of the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or the facts as they currently exist.

We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP